Exhibit 99.1

Contact:    Walter H. Hasselbring, III
 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER
OF FISCAL YEAR 2018

Watseka, Illinois, January 31, 2018 - IF Bancorp, Inc. (NASDAQ: IROQ) (the "Company") the holding company for Iroquois Federal Savings and Loan Association (the "Association"), announced unaudited net loss of $(728,000), or $(0.20) per basic and diluted share, for the three months ended December 31, 2017, compared to net income of $1.2 million, or $0.32 per basic and diluted share, for the three months ended December 31, 2016.  The quarter ended December 31, 2017 included an additional $1.3 million income tax expense due to a downward adjustment to our net deferred tax assets ("DTA") related to the Tax Cuts and Jobs Act (the "Tax Act") enacted on December 22, 2017.  The Tax Act provides for a reduction in the corporate income tax rate from 35% to 21% effective January 1, 2018, which resulted in the downward adjustment to our DTA.  Excluding the $1.3 million impact of the adjustment to the DTA, the Company's net income for the three months ended December 31, 2017, would have been $590,000, or a decrease of $580,000 from the three months ended December 31, 2016.  Management believes that presenting net income on a non-GAAP basis excluding the impact of the adjustment to the DTA in the 2017 period provides useful information for evaluating the Company's operating results and any related trends that may be affecting the Company's business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.
For the three months ended December 31, 2017, net interest income was $4.4 million compared to $4.5 million for the three months ended December 31, 2016.  The provision for loan losses was reduced to a credit of $50,000 for the three months ended December 31, 2017, compared to a credit of $46,000 for the three months ended December 31, 2016.  Interest and dividend income increased to $5.7 million for the three months ended December 31, 2017, from $5.3 million for the three months ended December 31, 2016.  Interest expense increased to $1.2 million for the three months ended December 31, 2017, from $877,000 for the three months ended December 31, 2016.  Non-interest income decreased to $977,000 for the three months ended December 31, 2017, from $1.0 million for the three months ended December 31, 2016.  Non-interest expense increased to $4.5 million for the three months ended December 31, 2017, from $3.7 million for the three months ended December 31, 2016.  The largest component of this increase in non-interest expense was in other expenses, which increased $486,000, mostly as a result of the accrual of real estate taxes on a large credit in bankruptcy.  Provision for income tax increased to $1.7 million for the three months ended December 31, 2017, from $691,000 for the three months ended December 31, 2016.
The Company announced unaudited net income of $247,000, or $0.07 per basic and diluted share for the six months ended December 31, 2017, compared to $2.5 million, or $0.67 per basic share and $0.66 per diluted share for the six months ended December 31, 2016.  Net income for the six months ended December 31, 2017, was impacted by the DTA adjustment in the second quarter, as discussed above.  For the six months ended December 31, 2017, net interest income was $8.9 million compared to $9.0 million for the six months ended December 31, 2016.  The provision for loan losses increased to $358,000 for the six months ended December 31, 2017, from $33,000 for the six months ended December 31, 2016.  Interest and dividend income increased to $11.1 million for the six months ended December 31, 2017, from $10.8 million for the six months ended December 31, 2016.  Interest expense increased to $2.3 million for the six months ended December 31, 2017 from $1.8 million for the six months ended December 31, 2016.  Non-interest income was $2.1 million for both the six months ended December 31, 2017 and the six months ended December 31, 2016.  Non-interest expense increased to $8.2 million for the six months ended December 31, 2017 from $7.1 million for the six months ended December 31, 2016.  The largest component of this increase was in other expenses, which increased $538,000, mostly as a result of the accrual of real estate taxes on a large credit in foreclosure.  Provision for income tax increased to $2.2 million for the three months ended December 31, 2017, from $1.5 million for the three months ended December 31, 2016.
Total assets at December 31, 2017 were $611.5 million compared to $585.5 million at June 30, 2017.  Cash and cash equivalents decreased to $6.7 million at December 31, 2017, from $7.8 million at June 30, 2017.  Investment securities increased to $117.0 million at December 31, 2017, from $111.6 million at June 30, 2017.  Net loans receivable increased to $458.4 million at December 31, 2017, from $440.3 million at June 30, 2017.  Deposits increased to $461.6 million at December 31, 2017, from $439.1 million at June 30, 2017.  Total borrowings, including repurchase agreements, increased to $60.0 million at December 31, 2017 from $55.7 million at June 30, 2017.  Stockholders' equity decreased to $83.5 million at December 31, 2017 from $84.0 million at June 30, 2017.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the "Association").  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from six full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, and Bourbonnais, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  We have received regulatory clearance to open a new branch at 2411 Village Green Place, Champaign, Illinois, which we expect to open by the end of June, 2018.  The principal activity of the Association's wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Interest and dividend income	$5,670	$5,338	$11,138	$10,756
Interest expense	1,223	877	2,280	1,784
Net interest income	4,447	4,461	8,858	8,972
Provision for loan losses	(50)	(46)	358	33
Net interest income after provision for loan losses	4,497	4,507	8,500	8,939
Non-interest income	977	1,018	2,145	2,139
Non-interest expense	4,523	3,664	8,181	7,142
Income before taxes	951	1,861	2,464	3,936
Income tax expense	1,679	691	2,217	1,463

Net income (loss)	$(728)	$1,170	$247	$2,473

Earnings (loss) per share (1)
Basic	$(0.20)	$0.32	$0.07	$0.67
Diluted	$(0.20)	$0.32	$0.07	$0.66
Weighted average shares outstanding (1)
Basic	3,678,195	3,672,637	3,675,789	3,698,407
Diluted	3,712,253	3,697,936	3,710,401	3,722,921
			footnotes on following page

Performance Ratios
	For the Six Months Ended December 31, 2017	For the Year Ended June 30, 2017
	(unaudited)
Return on average assets	0.08%	0.67%
Return on average equity	0.58%	4.69%
Net interest margin on average interest earning assets	3.02%	3.14%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At December 31, 2017	At June 30, 2017
	(unaudited)
Assets	$611,493	$585,474
Cash and cash equivalents	6,694	7,766
Investment securities	116,975	111,611
Net loans receivable	458,430	440,322
Deposits	461,575	439,146
Federal Home Loan Bank borrowings and repurchase agreements	59,964	55,683
Total stockholders' equity	83,476	83,969
Book value per share (2)	21.18	21.31
Average stockholders' equity to average total assets	13.91%	14.27%

Asset Quality
(Dollars in thousands)
	At December 31, 2017	At June 30, 2017
	(unaudited)
Non-performing assets (3)	$9,958	$9,968
Allowance for loan losses	7,122	6,835
Non-performing assets to total assets	1.63%	1.70%
Allowance for losses to total loans	1.53%	1.53%

(1)  Shares outstanding do not include ESOP shares not committed for release.
(2)  Total stockholders' equity divided by shares outstanding of 3,940,408 at both December 31, 2017, and June 30, 2017.
(3)  Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.